TERMS AGREEMENT

June 29, 2012

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Attention:	Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US$750,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Nomura Securities International, Inc., UBS Securities LLC, Wells Fargo Securities, LLC, ABN AMRO Securities (USA) LLC, Banca IMI S.p.A., Barclays Capital Inc., Blaylock Robert Van, LLC, BNP Paribas Securities Corp., CastleOak Securities, L.P., Credit Suisse Securities (USA) LLC, Drexel Hamilton, LLC, Kota Global Securities Inc., Lebenthal & Co., LLC, Lloyds Securities Inc., Loop Capital Markets LLC, Mischler Financial Group, Inc., M.R. Beal & Company, PNC Capital Markets LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC and The Williams Capital Group, L.P., as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 102.326% of the principal amount thereof, plus accrued interest, if any, from November 1, 2011 to the date of issuance. The Securities form a part of the same series as the Company’s outstanding 4.500% Senior Notes due 2022, issued on November 1, 2011 and December 14, 2011. The Closing Date shall be July 9, 2012, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	4.500% Senior Notes Due 2022

Maturity:	January 14, 2022

Interest Rate:	4.500% semi-annual coupon

Interest Payment Dates:	Semi-annually on the 14th of each January and July, commencing July 14, 2012

Initial Price to Public:	102.751% of the principal amount thereof, plus accrued interest from November 1, 2011

Redemption Provisions:	The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated May 12, 2011

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Record Date:	July 11, 2012, for the first Interest Payment Date only; the January 2nd and July 1st preceding each Interest Payment Date thereafter.

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein, except for

•   Section 1(a), which is hereby deleted in its entirety and replaced with the following: “The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a shelf registration statement (File No. 333- 172562), including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, have become effective. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.”;

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•	Section 1(d), which is hereby deleted in its entirety and replaced with “Reserved”;

•	Section 1(e), which is hereby deleted in its entirety and replaced with the following: “(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such time being used as the determination date for purposes of this clause (ii)), the Company met the requirements set forth in Rule 164(e)(2) with respect to ineligible issuer use of free writing prospectuses that contain only descriptions of the terms of the securities in the offering or the offering.”; and

•	Section 1(g) is hereby added in its entirety as follows:

(g)          On each Effective Date, at the Execution Time and on the Closing Date, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission's rules and guidelines applicable thereto."

Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 3:45 p.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding, provided, however, that:

(a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

(b) if the Transparency Directive (as defined in the Prospectus) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority.

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Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “Relevant Implementation Date”), an offer to the public of any Securities which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such Securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of any Securities may be made at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

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France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Securities and Exchange Law of Japan. The Underwriters will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

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Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings “United States Federal Income Tax Considerations – Introduction” and “– Non-United States Holders” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

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Douglas C. Turnbull, Esq., Associate General Counsel-Capital Markets & Corporate Reporting of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as counsel to the Company in connection with matters related to the issuance of the Securities. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on June 29, 2012 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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“We hereby accept your offer, set forth in the Terms Agreement, dated June 29, 2012, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.,
on behalf of the Underwriters named herein

By:	/s/ Jack D. McSpadden, Jr.
	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Joseph Bonocore
	Name:	Joseph Bonocore
	Title:	Deputy Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities

Citigroup Global Markets Inc.	$607,500,000

Deutsche Bank Securities Inc.	18,750,000

Nomura Securities International, Inc.	18,750,000

UBS Securities LLC	18,750,000

Wells Fargo Securities, LLC	18,750,000

ABN AMRO Securities (USA) LLC	3,750,000

Banca IMI S.p.A.	3,750,000

Barclays Capital Inc.	3,750,000

Blaylock Robert Van, LLC	3,750,000

BNP Paribas Securities Corp.	3,750,000

CastleOak Securities, L.P.	3,750,000

Credit Suisse Securities (USA) LLC	3,750,000

Drexel Hamilton, LLC	3,750,000

Kota Global Securities Inc.	3,750,000

Lebenthal & Co., LLC	3,750,000

Lloyds Securities Inc.	3,750,000

Loop Capital Markets LLC	3,750,000

Mischler Financial Group, Inc.	3,750,000

M.R. Beal & Company	3,750,000

PNC Capital Markets LLC	3,750,000

RBC Capital Markets, LLC	3,750,000

TD Securities (USA) LLC	3,750,000

The Williams Capital Group, L.P.	3,750,000

Total	$750,000,000

ANNEX B

FINAL TERM SHEET

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